Exhibit 5.0


[LETTERHEAD]


                                                                December 9, 2005
The Board of Directors
Kurrant Food Enterprises, Inc.
3029 S. Cherry Way
Denver, Colorado  80222


    Re:  Registration Statement on Form SB-2
         Kurrant Food Enterprises, Inc. common stock, par value $0.001 per share

Gentlemen:

     We are counsel for Kurrant Food Enterprises, Inc., a Colorado corporation (the "Company"), in connection with the preparation of the Registration Statement on Form SB-2 (the "Registration Statement"), as to which this opinion is a part, filed with the Securities and Exchange Commission (the "Commission") on December 9, 2005 for the sale of up to 800,000 shares of common stock, $0.001 par value, of the Company (the "Shares").

     In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

     Based upon the foregoing, it is our opinion that:

     The Shares to be issued as covered by the Registration Statement and registered by the Company, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,

/s/ David Wagner & Associates, P.C.
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    DAVID WAGNER & ASSOCIATES, P.C.